Exhibit 21

PMA Capital Corporation
Subsidiaries of Registrant
As of December 31, 2006

PMA Capital Corporation (Pennsylvania)
Pennsylvania Manufacturers’ Association Insurance Company (Pennsylvania)
Pennsylvania Manufacturers Indemnity Company (Pennsylvania)
Manufacturers Alliance Insurance Company (Pennsylvania)
PMA Capital Insurance Company (Pennsylvania)
PMA Holdings Ltd. (Bermuda)
Pennsylvania Manufacturers’ International Insurance Ltd. (Bermuda)
Mid-Atlantic States Investment Company (Delaware)
High Mountain Reinsurance, Ltd. (Cayman)
PMA Insurance SPC, Cayman (Cayman)
PMA Re Management Company (Pennsylvania)
PMA Management Corp. (Pennsylvania)